News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

New Brunswick, New Jersey, July 26, 2010 – Magyar Bancorp (NASDAQ: MGYR) (the “Company”), parent company of Magyar Bank, reported today the results of its operations for the three and nine months ended June 30, 2010.

The Company reported net income of $3.5 million for the three months ended June 30, 2010, compared to a net loss of $2.8 million for the three months ended June 30, 2009. Net income for the nine months ended June 30, 2010 increased $10.0 million to $3.8 million from a net loss of $6.2 million for the nine months ended June 30, 2009.

The Company reported basic and diluted earnings per share of $0.61 and $0.66 for the three and nine months ended June 30, 2010, respectively. For the three and nine months ended June 30, 2009, the basic and diluted losses per share were ($0.48) and ($1.08), respectively.

“Our third quarter results mark our fourth consecutive quarter of positive earnings in a very challenging environment,” stated John S. Fitzgerald, President and Chief Executive Officer.  He added, “These results continue to demonstrate that our strategy of focusing on the bottom line and efficiently resolving credit issues is producing results.”

Mr. Fitzgerald continued, “During the third quarter, we sold an additional property from real estate owned, and have contracts of sale on two more properties that we expect to close before our fiscal year end. We are also pleased to have opened our newest location in Bridgewater, New Jersey during the third quarter.  Our focus on relationships and community will give Magyar the opportunity to expand its reach in Somerset County and partner with businesses and individuals and assist them in reaching their financial goals.”

Results from Operations for the Three Months Ended June 30, 2010

Net income increased $6.3 million during the three-month period ended June 30, 2010 compared with the three-month period ended June 30, 2009 due to higher net interest income, lower provisions for loan loss and lower tax expense between the two periods. Net interest income and dividend income increased $379,000 for the three months ended June 30, 2010 from the prior year period due to a widening interest margin resulting from a more favorable interest rate yield curve. Provisions for loan losses decreased $2.7 million due to fewer loan charge-offs, lower non-performing loans and lower construction loan balances between the two comparison periods. The Company also experienced a $3.5 million increase in tax benefit between the two periods as a result of a partial reduction in the valuation allowance against its deferred tax asset.

The Company’s net interest margin increased by 43 basis points to 3.18% for the quarter ended June 30, 2010 compared to 2.75% for the quarter ended June 30, 2009. The yield on interest-earning assets fell 11 basis points to 5.04% for the three months ended June 30, 2010 from 5.15% for the three months ended June 30, 2009 primarily due to the lower rate environment. However, the cost of interest-bearing liabilities fell 60 basis points to 1.96% for the three months ended June 30, 2010 from 2.56% for the three months ended June 30, 2009. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income increased $379,000, or 10.8%, to $3.9 million during the quarter ended June 30, 2010 from $3.5 million during the quarter ended June 30, 2009.

Interest and dividend income decreased $406,000, or 6.2%, to $6.2 million for the three months ended June 30, 2010 from $6.6 million for the three months ended June 30, 2009. The average balance of interest-earning assets decreased $21.1 million, or 4.1%, and was accompanied by a decrease in the yield on such assets of 11 basis points to 5.04% for the quarter ended June 30, 2010 compared with the prior year period. Interest expense decreased $785,000, or 25.7%, to $2.3 million for the three months ended June 30, 2010 from $3.1 million for the three months ended June 30, 2009. The average balance of interest-bearing liabilities decreased $14.5 million, or 3.0%, between the two periods and the cost of the liabilities fell 60 basis points to 1.96% for the quarter ended June 30, 2010 compared with the prior year period.

The provision for loan losses was $494,000 for the three months ended June 30, 2010 compared to $3.2 million for the three months ended June 30, 2009. Provisions for loan losses decreased during the current period compared with the prior year period due to lower levels of charge-offs and non-performing loans between the two periods.

Net loan charge-offs were $1.1 million for the three months ended June 30, 2010 compared to $1.7 million for the three months ended June 30, 2009. The loan charge-offs during the three months ended June 30, 2010 resulted primarily from additional write-downs of loans previously deemed impaired. Four non-performing construction loans totaling $5.1 million were further written down by $667,000, two commercial real estate loans totaling $2.2 million were written down $388,000, and two non-performing residential mortgage loans totaling $360,000 were written down $61,000 during the quarter based upon updated appraisals of the collateral securing the loans, reflecting continued depreciation from one year earlier. One commercial business loan totaling $28,000 was also charged off during the quarter.

Non-interest income decreased $321,000, or 36.0%, to $571,000 during the three months ended June 30, 2010 compared to $892,000 for the three months ended June 30, 2009. The decrease was attributable to lower gains on the sales of available-for-sale investment securities, which decreased $327,000 to $105,000 for the three months ended June 30, 2010 from $432,000 for the three months ended June 30, 2009. The lower gains on the sales of investment securities were partially offset by gains on the sales of other real estate owned totaling $60,000.

During the three months ended June 30, 2010, non-interest expenses decreased $107,000 to $3.9 million from $4.0 million for the three months ended June 30, 2009. Compensation and benefit expenses decreased by $129,000 between the periods while FDIC deposit insurance premiums decreased by $207,000 due to a one-time assessment of $259,000 paid in addition to the quarterly assessments during the three months ended June 30, 2009. Partially offsetting the decline in non-interest expenses were increases in professional fees and occupancy expenses. Professional fees increased $106,000, or 59.2%, due to higher legal and consulting fees pertaining to the foreclosure and workout of non-performing assets. Occupancy expenses increased $85,000, or 13.8%, due to the lease and operation of the Company’s new Bridgewater branch location.

The Company recorded an income tax benefit of $3.4 million for the three months ended June 30, 2010, compared with a $10,000 tax expense for the three months ended June 30, 2009, due to the partial reduction in the valuation allowance previously recorded against its deferred tax asset.

Results from Operations for the Nine Months Ended June 30, 2010

Net income increased $10.0 million during the nine-month period ended June 30, 2010 compared with the nine-month period ended June 30, 2009 due primarily to a lower provision for loan losses, which decreased $6.0 million to $1.6 million during the nine months ended June 30, 2010 from $7.6 million for the nine months ended June 30, 2009 and to a $3.8 million increase in the income tax benefit between periods. The decrease in provision for loan losses was due to a stabilization in the level of non-performing loans and a decreased level of loan charge-offs during the nine-month period ended June 30, 2010 as compared with the nine-month period ended June 30, 2009.

The net interest margin increased by 43 basis points to 3.19% for the nine months ended June 30, 2010 compared to 2.76% for the nine months ended June 30, 2009. The yield on interest-earning assets fell 18 basis points to 5.10% for the nine months ended June 30, 2010 from 5.28% for the nine months ended June 30, 2009 primarily due to the lower rate environment. However, the cost of interest-bearing liabilities fell 65 basis points to 2.04% for the nine months ended June 30, 2010 from 2.69% for the nine months ended June 30, 2009. The decrease in the cost of interest-bearing liabilities was attributable to the lower rate environment and a more favorable funding composition comprised of a larger percentage of lower-cost deposit account balances.

The Company’s net interest and dividend income increased $1.7 million, or 16.0%, to $12.0 million during the nine months ended June 30, 2010 from $10.3 million during the nine months ended June 30, 2009.

Interest and dividend income decreased $621,000, or 3.1%, to $19.2 million for the nine months ended June 30, 2010 from $19.8 million for the nine months ended June 30, 2009. An increase in average interest-earning assets of $3.1 million, or 0.6%, was more than offset by a decrease in the yield on such assets of 18 basis points to 5.10% for the nine months ended June 30, 2010 compared with the prior year period. Interest expense decreased $2.3 million, or 24.1%, to $7.2 million for the nine months ended June 30, 2010 from $9.4 million for the nine months ended June 30, 2009. While the average balance of interest-bearing liabilities increased $3.2 million, or 0.7%, between the two periods, the cost on such liabilities fell 65 basis points to 2.04% for the nine months ended June 30, 2010 compared with the prior year period.

The provision for loan losses was $1.6 million for the nine months ended June 30, 2010 compared to $7.6 million for the nine months ended June 30, 2009. Net charge-offs were $2.3 million for the nine months ended June 30, 2010 compared to $4.5 million for the nine months ended June 30, 2009.

The loan charge-offs during the nine months ended June 30, 2010 resulted primarily from additional write-downs of loans previously deemed impaired. Ten non-performing construction loans totaling $11.1 million were further written down by $1.8 million during the nine months based on updated appraisals of the collateral securing the loans, reflecting continued depreciation from one year earlier. Of these ten loans, four totaling $7.1 million at September 30, 2009 were transferred to other real estate owned during the nine months ended June 30, 2010. In addition, two commercial real estate loans totaling $2.2 million were written down $388,000, and two non-performing residential mortgage loans totaling $360,000 were written down $61,000 during the nine months ended June 30, 2010 based upon updated appraisals of the collateral securing the loans, reflecting continued depreciation from one year earlier. Two commercial business loan totaling $57,000 were also charged off during the nine months ended June 30, 2010.

Non-interest income decreased $430,000, or 18.6%, to $1.9 million during the nine months ended June 30, 2010 compared to $2.3 million for the nine months ended June 30, 2009. The decrease was attributable to lower gains on the sales of available-for-sale investment securities, which decreased $749,000 to $455,000 for the nine months ended June 30, 2010 from $1.2 million for the nine months ended June 30, 2009. The lower gains on sales of investment securities were partially offset by higher gains on the sales of loans, which increased $65,000, gains on the sales of other real estate owned totaling $158,000 and higher service charge income, which increased $66,000.

During the nine months ended June 30, 2010, non-interest expenses increased $938,000 to $12.2 million from $11.2 million for the nine months ended June 30, 2009. Compensation and benefit expenses increased $379,000 during the nine months ended June 30, 2010 primarily due to the resignation of the Company’s President and CEO in December 2009, which resulted in a one-time charge of $852,000. This one-time charge was partially offset by reductions in compensation and benefit expenses from targeted expense reductions that included staff and benefit reductions in calendar year 2009.

Also contributing to the increase in non-interest expenses between the nine months periods was higher professional service expenses and FDIC deposit insurance premiums. Professional service expenses increased $322,000, or 60.5%, to $854,000 for the nine months ended June 30, 2010 from $532,000 for the nine months ended June 30, 2009 due to higher legal and consulting expenses. FDIC premiums increased $100,000, or 12.2%, to $917,000 for the nine months ended June 30, 2010, from $817,000 for the nine months ended June 30, 2009.

The Company recorded a tax benefit of $3.8 million for the nine months ended June 30, 2010, compared to a tax expense of $54,000 for the nine months ended June 30, 2009. The current period benefit resulted primarily from a partial reduction in the valuation allowance previously recorded against its deferred tax asset.

Balance Sheet Comparison

Total assets decreased $21.8 million, or 3.8%, to $543.5 million during the nine months ended June 30, 2010. The decrease resulted from lower balances of loans receivable, net of allowance for loan loss, and investment securities, which decreased $27.7 million and $13.1 million, respectively, partially offset by increases in other real estate owned, cash and other assets.

Total loans receivable decreased $28.4 million during the nine months ended June 30, 2010 to $416.5 million and were comprised of $169.1 million (40.6%) one-to-four family residential mortgage loans, $101.8 million (24.5%) commercial real estate loans, $71.5 million (17.2%) construction loans, $37.3 million (8.9%) commercial business loans, $23.1 million (5.6%) home equity lines of credit and $13.6 million (3.2%) other loans. Contraction of the portfolio during the nine months ended June 30, 2010 occurred primarily in construction loans, which decreased $21.7 million, followed by decreases of $4.0 million in commercial real estate loans and $3.3 million in residential mortgage loans.

Total non-performing loans decreased by $1.7 million to $32.2 million at June 30, 2010 from $33.9 million at September 30, 2009. Non-performing loans at June 30, 2010 consisted of $24.8 million of non-accrual loans and $7.4 million of troubled debt restructurings. During the nine months ended June 30, 2010, non-accrual loans decreased $8.6 million while troubled debt restructurings increased $6.9 million. The troubled debt restructurings were modifications of delinquent loans where the Company has given a concession, such as a below-market interest rate or partial capitalization of interest due, to the borrower in order to resume a scheduled repayment from the borrower. The $7.4 million in troubled debt restructurings were current at June 30, 2010.

Included in the non-accrual loan totals were thirteen construction loans totaling $15.1 million, seven commercial loans totaling $4.9 million, four residential mortgage loans totaling $3.4 million, and three home equity lines of credit totaling $1.4 million. Included in the troubled debt restructurings were seven commercial real estate loans totaling $6.5 million, three residential mortgage loans totaling $706,000 and two commercial business loan totaling $211,000. The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The allowance for loan losses declined $645,000 to $5.2 million at June 30, 2010 from $5.8 million at September 30, 2009. The decrease was attributable to a $21.7 million, or 23.3%, reduction in the construction loan segment of the Company’s loan portfolio. The allowance for loan losses as a percentage of non-performing loans decreased to 16.0% at June 30, 2010 compared with 17.1% at September 30, 2009. At June 30, 2010, the Company’s allowance for loan losses as a percentage of total loans was 1.24% compared with 1.31% at September 30, 2009. Future increases in the allowance for loan losses may be necessary based on growth of the loan portfolio, the change in composition of the loan portfolio, possible future increases in non-performing loans and charge-offs, and the possible continuation of the current adverse economic environment.

Investment securities decreased $13.1 million to $60.9 million at June 30, 2010 from $74.0 million at September 30, 2009. Proceeds from principal repayments totaling $16.3 million and sales of $16.3 million in investment securities during the nine months ended June 30, 2010 exceeded purchases totaling $19.7 million during the nine months ended June 30, 2010.

Other real estate owned increased $8.1 million to $13.7 million at June 30, 2010 from $5.6 million at September 30, 2009. The increase was the result of the Bank’s acceptance of deeds-in-lieu of foreclosure on collateral securing five construction loans, three residential mortgage loans and one commercial real estate loan, partially offset by the sale of three other real estate owned properties. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale.

During the nine months ended June 30, 2010, the Company sold three properties from its other real estate owned portfolio. The first was a single-family residence obtained from a deed-in-lieu of foreclosure in August 2009. The home, which was being carried at $435,000, was sold in January 2010 for a loss of $14,000. In addition, two of six residential lots located in Rumson, New Jersey that were acquired in January 2008 were sold for gains of $111,000 and $60,000. One of the remaining three lots is under contract of sale to be purchased and is expected to close before the Company’s fiscal year-end. In addition, one other real estate owned property carried at $2.2 million is under contract of sale and also expected to close before the Company’s fiscal year-end. No loss is expected on these sales.

Other assets increased $6.2 million to $7.9 million at June 30, 2010 from $1.7 million at September 30, 2009. The increase was due to the prepayment of three years’ FDIC insurance assessments and the partial reduction of the valuation allowance against the Company’s deferred tax asset in the amount of $3.5 million during the nine months ended June 30, 2010. The FDIC opted to collect future payments from all insured institutions in order to replenish the Deposit Insurance Fund. The Company’s prepayment in December 2009 totaled $3.6 million of which $2.9 million at June 30, 2010 is recorded as a prepaid asset.

Total deposits decreased $20.4 million, or 4.6%, to $428.1 million during the nine months ended June 30, 2010. The outflow in deposits occurred entirely in certificates of deposit (including individual retirement accounts), which decreased $28.5 million to $192.0 million. The Company’s improved net interest margin in the first quarter was largely a result of the managed outflow of higher-rate certificates of deposit. Year-to-date, the Company has experienced a $4.2 million increase in savings account balances, a $2.1 million increase in non-interest-bearing checking account balances, a $1.5 million increase in interest checking account balances and a $172,000 increase in money market account balances.

Included with the total deposits at June 30, 2010 were $8.2 million in Certificate of Deposit Account Registry Service (CDARS) reciprocal certificates of deposit and $16.9 million in brokered certificates of deposit. At September 30, 2009, CDARS balances were $12.0 million and brokered certificates of deposit balances were $15.9 million.

During the three months ended June 30, 2010, the Company did not repurchase any shares. Through June 30, 2010, the Company had repurchased 66,970 shares at an average price of $9.39 pursuant to the second stock repurchase plan, which has reduced outstanding shares to 5,783,131.

The Company’s book value per share increased to $7.60 at June 30, 2010 from $6.94 at September 30, 2009. The increase was due to the results of operations for the nine months ended June 30, 2010.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services.  Today, Magyar operates six branch locations in New Brunswick (2), North Brunswick, South Brunswick, Branchburg and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)
Income Statement Data:
Interest and dividend income	$6,161	$6,567	$19,169	$19,790
Interest expense	2,271	3,056	7,170	9,448
Net interest and dividend income	3,890	3,511	11,999	10,342
Provision for loan losses	494	3,178	1,644	7,591
Net interest and dividend income after
provision for loan losses	3,396	333	10,355	2,751
Non-interest income	571	892	1,882	2,312
Non-interest expense	3,878	3,985	12,169	11,231
Income (loss) before income tax expense	89	(2,760)	68	(6,168)
Income tax expense (benefit)	(3,446)	10	(3,768)	54
Net income (loss)	$3,535	$(2,770)	$3,836	$(6,222)

Per Share Data:
Basic earnings (losses) per share	$0.61	$(0.48)	$0.66	$(1.08)
Diluted earnings (losses) per share	$0.61	$(0.48)	$0.66	$(1.08)
Book value per share, at period end	$7.60	$6.97	$7.60	$6.97

Selected Ratios (annualized):
Return on average assets	2.59%	-1.99%	0.92%	-1.52%
Return on average equity	32.44%	-25.41%	11.67%	-20.77%
Net interest margin	3.18%	2.75%	3.19%	2.76%

	At June 30,	At September 30,
	2010	2009
Balance Sheet Data:
Assets	$543,454	$565,207
Loans receivable	416,460	444,804
Allowance for loan losses	5,162	5,807
Investment securities - available for sale, at fair value	11,832	18,083
Investment securities - held to maturity, at cost	49,080	55,951
Deposits	428,087	448,517
Borrowings	64,369	70,127
Shareholders' Equity	43,962	40,027

Asset Quality Data:
Non-accrual loans	$24,839	$33,484
Troubled debt restructured loans	7,367	458
Total non-performing loans	32,206	33,942
REO property	13,657	5,562
Allowance for loan losses to non-performing loans	16.03%	17.11%
Allowance for loan losses to total loans receivable	1.24%	1.31%
Non-performing loans to total loans receivable	7.73%	7.63%
Non-performing assets to total assets	8.44%	6.99%
Non-performing assets to total equity	104.33%	98.69%